Exhibit 10.2

EQUIPMENT PURCHASE AGREEMENT

This Equipment Purchase Agreement (this “Agreement”) is entered into as of July 21, 2006 (the “Effective Date”), by and between Ballantyne of Omaha, Inc. d/b/a  Strong Digital Systems, a Delaware Corporation (“Seller”) and Digital Link LLC, a California limited liability company (“Buyer”).

1.             Purchase and Sale.  Buyer hereby agrees to purchase and Seller agrees to sell twelve (12) NC2500S digital projectors and accessories (each, a “Projector” and collectively, “Projectors”) on the terms and conditions set forth herein.

2.             Prices and Taxes.

(a)           The purchase price for each Projector is                       or an aggregate of                                       for all projectors (the “Purchase Price”).  The Purchase Price is payable                                                 on delivery of the Projectors, with the balance of                                                                      payable in sixty (60) equal monthly installments of principal and interest, with interest accruing at the rate of                           per annum, in the amount of $                             , commencing on August 21, 2006.  Said balance shall be evidenced by the Promissory Note of the Buyer, a copy of which is attached hereto marked Exhibit “A”.  Sales and use taxes will be billed, and is payable, upon delivery of each projector based upon the total purchase price at the appropriate state and local tax rate in effect at such time.

(b)           Purchaser shall also pay a monthly service fee of $         per month, commencing on the 21st day of August, 2006, and the 21st day of each month thereafter through and including July 21, 2011.

3.             Installation, Service and Extended Warranty.

(a)           Seller or another qualified Seller affiliate (“Strong Service”) shall provide installation, maintenance and repair services for each Projector, the related Doremi server, wiring and systems (collectively, a “DC System”) to Buyer and each Exhibitor acquiring a DC System and installation, maintenance and repair services for any REAL D 1.0 System purchased in connection with such DC System.

(b)           Strong Service shall be responsible for installing each DC System and REAL D 1.0 System at the Exhibitor locations designated by Buyer and shall be responsible for the project management of the installation.  Such installation shall be contingent on Strong Service having entered into a Service and Maintenance Agreement with the Exhibitor prior to the scheduled installation date.  All field service, maintenance and repairs on each DC System and each REAL D 1.0 System, including engineering support and a 24/7 telephone help desk (but excluding routine consumable items such as bulb and air filter changes), shall be provided by Strong Service pursuant to that certain Service and Maintenance Agreement to be entered into between Buyer and Strong Service (the “Service Agreement”).

(c)           Seller shall provide a two year parts and labor warranty on the digital projector, pedestal, and server as part of this Agreement at no charge to Buyer and any Exhibitor designated by Buyer.  This warranty does not cover consumable items such as xenon bulbs and air filters.  The Service Agreement shall include an extended parts warranty between the Exhibitor and Seller.

(d)           Seller shall use its best efforts to install and have operational all DC Systems and REAL D 1.0 Systems no later than July 20, 2006.  Seller shall not be liable for any failure to install any Projector if such failure is caused by reason of any fire, casualty, lockout, strike, labor conditions, unavoidable accident, riot, war, any act of God, any local or national emergency, unusual condition or any other cause beyond Seller’s exclusive control.

4.             Security Interest.  Buyer hereby grants a security interest in the Projectors (the “Collateral”) to Seller to secure payment of the balance of the Purchase Price.  Buyer authorizes Seller to file or record this Agreement or financing statement(s), pursuant to the Uniform Commercial Code or other applicable law, to perfect, continue, release, assign, terminate and /or amend its security interest in the Collateral.  Upon the request of Seller, Buyer agrees to execute any other instruments reasonably required to protect Seller’s security interest.

5.             Indemnity.  Seller will defend, indemnify, and hold harmless Buyer and the Exhibitors from and against any third party claims (including court costs and reasonable attorneys’ fees) for personal injury or physical damage to property arising out of the use of the Projectors caused by Seller’s negligence or willful misconduct.  Seller will have no obligation with respect to any claim based upon use of the Projectors in a manner inconsistent with the instructions provided to Buyer and Exhibitors.

6.             Warranties.

6.1           Disclaimer. EXCEPT AS SPECIFICALLY SET FORTH HEREIN OR IN THE MANUFACTURER’S WARRANTY FOR THE PROJECTORS, SELLER MAKES NO OTHER WARRANTIES WITH RESPECT TO THE PROJECTORS AND DISCLAIMS ALL OTHER WARRANTIES INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

6.2           Limitation of Liability.  Without limiting the generality of Section 6.1, but subject to the other terms of this Agreement, Seller shall not be liable or responsible for any indirect or consequential cost or damage to persons or property, or for DL or any Exhibitor’s loss of use of a Projector or for interruption of DL or any Exhibitor’s business caused by DL or Exhibitor’s loss of use of a Projector.

7.             Termination.

(a)           The purchase of any Projector hereunder may be cancelled by Buyer on ten (10) days notice to Seller if such Projector has not been installed and become fully operational by the date set forth in Section 3(c).

(b)           Either party may terminate this Agreement due to a material breach by the other party of any of its obligations hereunder upon thirty (30) days’ written notice to the breaching party if such breaching party fails to remedy such breach within such thirty (30) days, or, in the event such breach cannot be remedied within such thirty (30) days, if such breaching party has not undertaken substantial good faith efforts to remedy such breach within such thirty (30) day period and is continuing in good faith with such efforts.

8.             Time of the Essence.  Time is of the essence with respect to all provisions of this Agreement that specify a time for performance.

9.             Assignment.  This Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided however, that Buyer is permitted to designate the Exhibitors of the Projectors purchased hereunder.

10.           Notices.  All notices, requests or other communication provided for or permitted under this Agreement shall be given in writing and shall be hand delivered or sent by confirmed facsimile or international courier to the individual addresses set forth on the signature page of this Agreement, or to such other individuals and addresses as either party may inform the other of in writing.  Notices will be deemed delivered on the earliest of transmission by facsimile or actual receipt.

11.           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nebraska without regard to any of its conflict of laws rules.

12.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and communications between the parties.  This Agreement shall not be amended or modified except by a written agreement signed on behalf of the parties by their respective authorized representatives.

Each of the parties has agreed to the terms and conditions of this Agreement as evidenced by the signatures below of their authorized representatives.

Ballantyne of Omaha, Inc., Strong Digital Systems, a Delaware Corporation		Digital Link LLC, a California limited liability company

By:	/s/ John Wilmers	By:	Andrew A. Skarupa
Name:	John Wilmers	Name:	Andrew A. Skarupa
Title:	President and CEO	Title:	Chief Financial Officer

Address:	4350 McKinley Street	Address:	100 North Cresent Drive
	Omaha NE, 68112		Suite 120
Beverly Hills, CA 90210
Facsimile:	402-453-7238	Facsimile:	310.385.4001

Confidential portions of this agreement have been omitted.